Exhibit 99.1

Laredo Petroleum Holdings, Inc. Announces Closing of Secondary Public Offering and Exercise of Underwriters’ Option to Purchase Additional Shares

TULSA, OKLAHOMA October 17, 2012—Laredo Petroleum Holdings, Inc., a Delaware corporation (NYSE: LPI) (the “Company” or “Laredo Petroleum”), announced today the closing of the underwritten secondary public offering of 14,375,000 shares of its common stock by affiliates of Warburg Pincus LLC, the selling stockholders, at a price to the public of $20.25 per share, including all 1,875,000 shares of common stock that were subject to the underwriters’ option to purchase additional shares.

The selling stockholders received all of the proceeds from this offering. No shares were sold by the Company or its management.

J.P. Morgan, Goldman, Sachs & Co., BofA Merrill Lynch and Wells Fargo Securities acted as joint bookrunners for the offering. BMO Capital Markets, Capital One Southcoast, Scotiabank / Howard Weil and Societe Generale acted as senior co-managers for the offering, and BB&T Capital Markets, BOSC, Inc., Comerica Securities and Mitsubishi UFJ Securities acted as co-managers for the offering.

This offering was made only by means of a prospectus. Copies of the final prospectus may be obtained from: J.P. Morgan via Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or telephone: (866) 803-9204; Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282, or telephone: 1-866-471-2526, facsimile: 212-902-9316, or email: prospectus-ny@ny.email.gs.com; BofA Merrill Lynch, 222 Broadway, 7th Floor, New York, NY 10038, Attn: Prospectus Department, or email: dg.prospectus_requests@baml.com; or Wells Fargo Securities, Attn: Equity Syndicate Dept., 375 Park Avenue, New York, New York 10152, or telephone: (800) 326-5897, or email: cmclientsupport@wellsfargo.com.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”). The registration statement is available on the SEC’s website at www.sec.gov under the registrant’s name, “Laredo Petroleum Holdings, Inc.”

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Laredo Petroleum is an independent energy company with headquarters in Tulsa, Oklahoma.  Laredo Petroleum’s business strategy is focused on the exploration, development and acquisition of oil and natural gas properties primarily in the Permian and Mid-Continent regions of the United States.

Contacts

Rick Buterbaugh

Investor Relations

(918) 858-5151

RButerbaugh@laredopetro.com

Branden Kennedy

(918) 858-5015

BKennedy@laredopetro.com